SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – July 13, 2009

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania	19004 (Zip Code)
(Address of Principal Executive Offices)

(610) 660-7817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 13, 2009, Central European Distribution Corporation (the “Company”) filed a Prospectus Supplement pursuant to Rule 424(b)(2) (Registration No. 333-149487) with the Securities and Exchange Commission (the “SEC”) for the public offering of 8,200,000 shares of common stock of the Company (the “Prospectus Supplement”). The Company is offering 5,500,000 shares of common stock and Mark Kaoufman, the selling stockholder, is offering 2,700,000 shares of common stock. The Prospectus Supplement contains updates to disclosure contained in certain previously filed information as set forth below.

Unless otherwise indicated or unless the context requires otherwise, the terms “we,” “us” and “our” refer to the Company. Capitalized terms not otherwise defined in this document have the meaning set forth in the Prospectus Supplement.

The following disclosure updates the disclosure contained in “Part I – Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009 (the “2008 Form 10-K”). The following is taken directly from the Prospectus Supplement.

Business

We are Central and Eastern Europe’s largest integrated spirit beverages business and one of the largest producers of vodka in the world, measured by total volume, with approximately 29.0 million nine-liter cases produced and sold in 2008. Our business primarily involves the production and sale of our own spirit brands (principally vodka), the importation on an exclusive basis of a wide variety of spirits, wines and beers and the distribution of alcoholic beverages. Our primary operations are located in Poland, Russia and Hungary.

In Poland, we are the largest vodka producer and produce the Absolwent, Zubrówka, Bols, Palace and Soplica brands, among others. Absolwent and Bols are the top-selling vodkas in the mainstream and premium segments, respectively, in Poland. We are also the largest vodka producer in Russia, the world’s largest vodka market. Our Parliament and Zhuravli brands are the two top-selling sub-premium vodkas in Russia, and Green Mark is the top-selling mainstream vodka in Russia and the second largest vodka brand by volume in the world. We also produce and distribute Royal vodka, the top-selling vodka in Hungary.

We are the largest distributor of alcoholic beverages in Poland and a leading importer of spirits, wines and beers in Poland, Russia and Hungary. We maintain exclusive import contracts with a number of internationally recognized brands including Corona, Budvar, Guinness, Carlo Rossi wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whiskey, Campari, Cinzano, and Old Smuggler.

In addition to our operations in Poland, Russia and Hungary, our three primary markets, we have distribution agreements for our vodka brands in a number of key export markets including the United States, Japan, the United Kingdom, France and many other Western European nations.

Brands

We produce and sell vodka in each of the four main vodka segments: top premium, premium, mainstream and economy. In the Russian market, there is also a sub-premium segment, which includes brands priced between the premium and mainstream brands. In Poland, our mainstream Absolwent brand has been the top-selling vodka in Poland for the last eight years, and our Bols brand is the top-selling premium vodka in Poland. Soplica, a mainstream brand, has consistently been one of the top 10 selling vodkas in Poland. In Hungary, our mainstream Royal brand is the top-selling vodka overall, while our Bols brand is the top-selling premium vodka.

In Russia, we produce and sell the two top-selling sub-premium vodka brands, Parliament and Zhuravli, respectively. Our Russian brand portfolio also includes Green Mark, which is the top-selling mainstream vodka brand in Russia and the second largest vodka brand by volume in the world.

According to Drinks International, our Green Mark, Absolwent, Parliament and Zhuravli brands are among the top 20 vodka brands worldwide based on 2008 volume. Additionally, our Parliament and Soplica brands are the top two fastest growing regional brands, defined as brands having 80% or more of their volumes sold in a particular region incorporating more than one country.

Import Activities

We are a leading importer of spirits, wines and beers in Poland, Russia and Hungary. We generally seek to develop a complete portfolio of premium imported wines and spirits in each of the markets we serve, and by combining our production capabilities and our import capabilities, we can offer our customers a complete portfolio of premium and mainstream brands. In recent years, our import business has grown at average annual rates between 27% and 46% in terms of sales value, as a result of increased demand for premium imported spirits in Poland and Russia. In addition to our existing import contracts, we have recently entered into exclusive agreements to import the Campari portfolio of brands in Hungary and the DeKuyper, Jose Cuervo, Gallo and Borco portfolio of brands in Russia.

Distribution

We distribute more than 700 brands of alcoholic beverages in Poland, making us the leading direct distributor of alcoholic beverages in Poland. Our business in Poland involves the distribution of products that we import on an exclusive basis, products we produce from our two distilleries (Bols and Polmos Bialystok) and the distribution of a wide range of products from local and international alcoholic beverage companies. We are the largest distributor in Poland for many of our suppliers.

We distribute products directly to approximately 39,000 outlets in Poland, including small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, as well as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. These accounts are serviced by approximately 600 salespeople in Poland. One of our key objectives is to distribute more of our own products over time, and to this end, we have established an incentive compensation system for our salespeople for both products that we produce and products that we import exclusively into Poland.

Recent Developments

On July 9, 2008, we and Lion Capital LLP, which we refer to as Lion Capital, together with certain other investors, including CEDC, acquired 100% of the outstanding equity of the Russian Alcohol Group, or Russian Alcohol. We acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity of Russian Alcohol. On April 24, 2009, we agreed with Lion Capital to replace the prior agreement, giving us the ability, through a multi-stage equity purchase, to acquire over the next five years (including 2009), all of the equity interests in Russian Alcohol held by Lion Capital. As a result, Russian Alcohol’s financial results will be consolidated with ours beginning in the second quarter of 2009. We refer to these transactions collectively as the Russian Alcohol acquisition.

Russian Alcohol is the largest vodka producer in Russia with 2008 volume in excess of 16.0 million nine-liter cases. Through the Russian Alcohol acquisition we acquired the Russian Alcohol product portfolio, including the Green Mark and Zhuravli brands. The Russian Alcohol acquisition is a complement to our acquisitions in early 2008 of Copecresto Enterprises Ltd. (referred to as Parliament), the owner of various production and distribution assets in Russia, including Parliament vodka, and Peulla Enterprises Limited (referred to as Whitehall), a leading importer of premium wines and spirits in Russia. Collectively, our Russian businesses represent the largest spirits company by volume in Russia, and we believe they provide us with the necessary components to execute our Russian growth strategy, including realizing synergies through the consolidation of our Russian businesses and capitalizing on the Russian market consolidation.

Industry Overview

Poland and Russia are the fourth-largest and the largest markets in the world, respectively, for the consumption of vodka by volume, and both markets are in the top 25 markets for total alcohol consumption worldwide. The total sales value of the alcoholic beverages market in Poland was estimated by The Nielsen Company to be approximately $6-8 billion in 2008 with beer and vodka accounting for approximately 90% of the sales value of all alcoholic beverages. Sales value of alcoholic beverages in Poland increased by approximately 5-8% from December 2007 to December 2008. This increase was the result of increased sales value for all main groups of alcoholic products, for which we estimate the following year-over-year growth rates: approximately 2% for beer, approximately 6-8% for spirit products and approximately 10-12% for wine. Domestic vodka consumption dominates the spirits market in Poland with approximately 96% market share. In 2008, the top premium segment and imported brands accounted for approximately 7.4% of total vodka sales value in Poland, while the premium segment accounted for approximately 21.2% of total sales value. The mainstream segment, which is the largest, now represents approximately 45.6% of total sales value. Sales in the economy segment currently represents approximately 26.1% of total sales value, down from an estimated 37% in 2005.

The total spirits market in Russia was estimated by Business Analytica to be approximately $18-$19 billion in 2008. Vodka represented approximately 80% of the sales value of the total Russian spirits market in 2008. We believe that the sales value of the Russian market for vodka will grow by more than 5% per annum in coming years based on historical growth rates, although we also believe that total volume in Russia will decline as consumers shift away from lower priced economy vodkas to vodkas in the mainstream and sub-premium category. Accordingly, we believe that our brands are well positioned for growth over the next few years due to their strong market shares in the mainstream and sub-premium categories. The Russian vodka market is currently fragmented, and we estimate that, based on sales value, the top five producers have a 42% market share in 2008 as compared to an estimated 88% market share in Poland.

Competitive Strengths

        Solid platform for further expansion in the fragmented Russian spirits market. We are the largest vodka producer in Russia. Our brands in Russia include Parliament and Zhuravli, which are the two top-selling sub-premium vodka brands in Russia and Green Mark, the top-selling mainstream vodka brand in Russia and the second largest vodka brand by volume in the world. These brands are supported by a sales force of approximately 300 people in our Parliament business and approximately 2,400 people in our Russian Alcohol business, which we believe is the largest sales force in Russia. We believe our combined size and the geographic coverage of our sales force will contribute to market share gains and enable us to benefit from ongoing consolidation in the Russian spirits market.

Russian Alcohol’s approximately 2,400 person sales force includes more than 1,400 people allocated to Exclusive Sales Teams, or ESTs. ESTs are employed by wholesalers that carry Russian Alcohol’s products but focus exclusively on the merchandising, marketing and sale of the Russian Alcohol product portfolio. Because spirits advertising is heavily regulated in Russia, we believe that this structure provides us with meaningful marketing benefits as it allows us to maintain direct relationships with retailers and to ensure that our products receive prominent shelf space. Wholesalers who employ our ESTs are solely compensated through a rebate on purchases of our Russian Alcohol brands. This arrangement enables us to maintain an expansive and exclusive sales force covering all regions of Russia with no associated fixed overhead costs.

Strong market position in Poland. We are the leading distributor and importer of alcoholic beverages in Poland, distributing spirits, which we produce, and wines, beers and spirits, which we import on an exclusive basis. In Poland, we also distribute a wide range of other imported and locally produced alcoholic beverages. Our broad portfolio of products allows us to address a wide range of consumer tastes and trends. Our economy brands have benefited recently from challenging economic conditions, while our premium and mainstream brands, including Absolwent and Bols, enable us to benefit from long term premiumization trends taking place with Polish consumers. Our portfolio of top selling vodka brands and leading import brands also provides us with bargaining power in our dealings with large retail chains. Additionally, our own distribution infrastructure provides us with the distribution leverage to serve independent retailers, which represent the majority of spirit sales in Poland, and on-trade locations, such as bars, nightclubs, hotels and restaurants.

Attractive platform for international spirit companies to market and sell products in Poland, Russia and Hungary. Our existing import and distribution platforms and our sales and marketing organizations in Poland, Russia and Hungary provide us with an opportunity to continue to expand our import portfolio. We believe we are well positioned to serve the needs of other international spirit companies that wish to sell products in these markets but lack the necessary infrastructure.

Attractive market dynamics. We believe that a combination of factors make Poland and Russia attractive markets for companies involved in the alcoholic beverage industry.

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Poland and Russia rank as the fourth-largest and largest markets for vodka in the world, respectively, by volume, and vodka accounts for over 80% of all spirits consumed in both markets. We believe spirits sales value in both markets will continue to grow, and wine and beer consumption has also increased in both Poland and Russia. As the largest producer of vodka and a leading importer of wine and beer in both countries, we are well-positioned to service demand in our core markets.

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We believe that consumers in Poland and Russia increasingly demand a wider range of wine and spirits from mainstream to premium, both domestically produced and imported, and we are well-positioned to meet that demand in the coming years with top-selling brands in the domestic vodka mainstream and sub-premium categories. Additionally, we believe that, unlike many of our competitors, we are well-positioned to meet that demand with the combination of our market-leading domestically produced products and our exclusive import portfolio.

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In Poland and Russia, we believe, based on industry statistics and our own experience, that approximately 60-65% of vodka sales are still made through the so-called “traditional trade,” which consists primarily of smaller independently owned stores. The traditional trade provides our primary source of sales, which we serve in Poland through our nation-wide next day distribution platform. In Russia, we believe our large, dedicated sales force, which includes both a traditional sales force and ESTs, gives us a competitive advantage over our competitors in a fragmented wholesaler and retailer environment.

Professional and experienced management team. Our management team has significant experience in the alcoholic beverages industry and in Poland, and has increased profitability and implemented effective internal control over financial reporting. Our management team, led by William Carey, has executed and integrated over 20 acquisitions within Poland, Russia and Hungary since 1998.

Growth Strategies

        Realize synergies through the consolidation of our Russian businesses. Through our recent acquisitions we have acquired three of the leading spirit and wine businesses in Russia. In particular, with our acquisitions of Parliament and Russian Alcohol, we have the leading overall vodka position as well as the leading mainstream and sub-premium brands in Russia. Through our acquisition of Whitehall, we have a leading import portfolio in Russia. We intend to consolidate our Russian businesses, which are currently managed separately, in order to better leverage our management expertise and business relationships. We believe that opportunities exist to improve operational profitability in Russia by eliminating operating cost overlaps between the companies. In addition, by combining our market leading Russian brands with Whitehall’s exclusive import portfolio, and leveraging the combined sales and distribution system of Parliament and Russian Alcohol, we believe we will be able to enhance our leading market position in Russia.

Capitalize on the Russian market consolidation. The Russian vodka market is currently fragmented. We estimate the top five vodka producers in Russia accounted for only 42% of the total market share in 2008 as compared to 88% in Poland. We believe, based on our experience of consolidation trends in Poland, that the combined market share of the top five vodka producers in Russia could increase from 42% to 70-80% in the next three to five years as the Russian market continues to consolidate. In 2008, we organically increased our market share in Russia from approximately 14% to 17%. We intend to capitalize on our leading brand position, our expansive sales and distribution network and the impact of the current economic situation to expand our market share in Russia.

Develop our portfolio of exclusive import brands. In addition to the development of our own brands, our strategy is to be the leading importer of wines and spirits in the markets where we operate. Within Poland, we have already developed an extensive wine and spirit import portfolio. In Russia, we intend to capitalize on the import platform of Whitehall and the combined sales and marketing strength of Parliament and Russian Alcohol by developing new import opportunities and capitalizing on the overall growth in imports. In 2009, we have begun to import several new brands to Russia, including DeKuyper, Jose Cuervo, Gallo and Borco. We have also recently expanded our exclusive Polish import relationship with Campari to include Hungary.

Continue to focus on sales of our own brands and exclusive import brands. Within Poland and Hungary, we look to continue to leverage the strength of our existing and long-standing sales and distribution networks to support our higher margin, owned and exclusive import brands. We also intend to seek new export opportunities for our vodka brands, through new package launches and product extensions. We are in process of completing an extensive program to develop new packaging and marketing programs for Bols, Zubrówka, Absolwent, Royal and Palace vodka in our core markets as well as the Zubrówka export packaging.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, USA. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, USA, and our telephone number is +1 (610) 660-7817.

The following disclosure updates the disclosure contained in “Part I – Item 1A. Risk Factors” in the 2008 Form 10-K. The following is taken directly from the Prospectus Supplement.

Risks Related to Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverages distribution and production industries in our region are intensely competitive. The principal competitive factors in these industries include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

In Poland, we face significant competition from various regional distributors and wholesalers, who compete principally on price. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets. Other sales are made in hypermarkets and large discount stores.

In Russia, the hypermarket and large retail chains continue to grow their share of the trade. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and large retail chains. There is a risk that the expansion of hypermarkets and large retail chains will continue to occur in the future, thus reducing the margins that we may derive from sales to wholesalers that primarily serve the traditional trade. This potential margin reduction, however, will be partially offset by lower distribution costs due to direct, bulk deliveries associated with sales to the modern trade.

In Poland and Russia, we face competition from various producers in the vodka production industry. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In addition, we compete for customers on the basis of the brand strength of our products relative to our competitors’ products. Our success depends on maintaining that strength of our consumer brands by continuously improving our offerings and appealing to the changing needs and preferences of our customers and consumers. While we devote significant resources to continuous improvement of our products and marketing strategies, it is possible that competitors may improve more rapidly or effectively, adversely affecting our sales, margins and profitability.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

        Our results of operations are affected by the overall economic trends in Poland and Russia, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. The current negative economic conditions and outlook, including volatility in energy costs, severely diminished liquidity and credit availability, falling equity market values, weakened consumer confidence, falling consumer demand, declining real wages and increased unemployment rates, have contributed to a global recession. The effects of the global recession in many countries, including Russia, has been quite severe and it is possible that an economic recovery in those countries will take longer to develop.

During the current period of economic slowdown, we could expect that reduced consumer confidence and spending will result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. Reduced consumer confidence and spending also may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A continued recessionary environment likely would make it more difficult to forecast operating results and to make decisions about future investments, and a major shift in consumer preferences or a large reduction in sales of alcoholic beverages could have a material adverse effect on our business, financial condition and results of operations.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business. If William Carey were to leave us, our business could be materially adversely affected.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Price increases for raw materials used for vodka production may take place in the future, and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We recently constructed storage tanks in Poland that will store up to six months’ use of raw spirit. This gives us the flexibility to purchase raw spirit throughout the year at times when there are dips in raw spirit pricing. We expect these steps to help mitigate our exposure to price increases; however, we cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

Our functional currencies are the Polish zloty, Hungarian forint and Russian ruble. Our reporting currency, however, is the U.S. dollar, and the translation effects of fluctuations in exchange rates of our functional currencies into U.S. dollars may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes and our convertible senior notes are denominated in euros and U.S. dollars, respectively, and the proceeds of the note issuances have been on-lent to certain of our operating subsidiaries that have the Polish zloty as their functional currency. Movements in the exchange rate of the euro and U.S. dollar to Polish zloty could therefore increase the amount of cash, in Polish zloty, that must be generated in order to pay principal and interest on our senior secured notes and convertible senior notes.

The impact of translation of our senior secured notes and convertible senior notes could have a materially adverse effect on our reported earnings. For example, a 1% change in the euro-Polish zloty exchange rate as compared to the exchange rate applicable on March 31, 2009, would result in an unrealized exchange pre-tax gain or loss of approximately $3.3 million per annum. A 1% change in the U.S. dollar-Polish zloty exchange rate as compared to the exchange rate applicable on March 31, 2009, would result in an unrealized exchange pre-tax gain or loss of approximately $3.0 million per annum.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and decrease demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

        Our business of producing, importing and distributing alcoholic beverages in Poland and Hungary is subject to regulation by national and local governmental agencies and European Union authorities. In addition, in connection with our recently completed and planned acquisitions in Russia, our business there is subject to extensive regulation by Russian authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. In order for us to gain management control of Russian Alcohol and complete our acquisition over the period from 2009 to 2013, we are required to obtain necessary antitrust approval from the European Commission and the Antimonopoly Committee of Ukraine, and any other relevant jurisdiction requiring such approval. To that end, we plan to file a notification with the European Commission and we plan to contact authorities in other jurisdictions in order to seek the relevant antitrust approval. Additionally, new or revised regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in the countries in which we operate. We may also incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce, import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Our permits could also be revoked prior to their expiration date due to nonpayment of taxes or violation of health requirements. Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Such conduct can be more prevalent in jurisdictions with less developed or evolving regulatory systems like Russia. Our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or service.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. Moreover, Russia generally offers less intellectual property protection than in Western Europe or North America. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers in those countries for many years and either have verbal understandings or written distribution agreements with them. In addition, we have recently acquired distribution contracts in Russia through our acquisition of Whitehall. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers. Moreover, our ability to continue to distribute imported products on an exclusive basis depends on some factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, as a result of which producers decide from time to time to change their distribution channels, including in the markets in which we operate.

Our results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

        At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the challenges of preparing and consolidating financial statements of acquired companies in a timely manner; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions. In addition, we may acquire a significant, but non-controlling, stake in a business, which could expose us to the risk of decisions taken by the acquired business’s controlling shareholder. For example, we do not currently have a majority of the voting power in Whitehall or Russian Alcohol. Although we have negotiated contractual rights to board representation and other matters of corporate governance, we are subject to decisions of the controlling shareholder in a way that we are not with our subsidiaries that we wholly-own or control and cannot assure you that our contractual rights will in all instances be sufficient to protect our interests.

Acquisitions in developing economies, such as Russia, involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks, and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities or amortization expenses related to intangible assets, any of which could reduce our profitability.

Sustained periods of high inflation in Russia may materially adversely affect our business there.

Russia has experienced periods of high levels of inflation since the early 1990s. Despite the fact that inflation has remained relatively stable in Russia during the past few years, our profit margins from our Russian business could be adversely affected if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate.

The developing legal system in Russia creates a number of uncertainties that could adversely affect our Russian business.

Russia is still developing the legal framework required to support a market economy, which creates uncertainty relating to our Russian business. Prior to our recent acquisitions in Russia, we did not have experience operating there, which could increase our vulnerability to the risks relating to these uncertainties. Risks related to the developing legal system in Russia include:

•	inconsistencies between and among the Constitution, federal and regional laws, presidential decrees and governmental, ministerial and local orders, decisions, resolutions and other acts;

•	conflicting local, regional and federal rules and regulations;

•	the lack of judicial and administrative guidance on interpreting legislation;

•	the relative inexperience of judges and courts in interpreting legislation;

•	the lack of an independent judiciary;

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a high degree of discretion on the part of governmental authorities, which could result in arbitrary or selective actions against us, including suspension or termination of licenses we need to operate in Russia;

•	poorly developed bankruptcy procedures that are subject to abuse; and

•	incidents or periods of high crime or corruption that could disrupt our ability to conduct our business effectively.

The recent nature of much of Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of this legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could adversely affect our Russian business.

An unpredictable tax system in Russia gives rise to significant uncertainties and risks that complicate our tax planning and decisions relating to our Russian business.

The tax system in Russia is unpredictable and gives rise to significant uncertainties, which complicate our tax planning and decisions relating to our Russian business. Tax laws in Russia have been in force for a relatively short period of time as compared to tax laws in more developed market economies and we have less experience operating under Russian tax regulations than those of other countries.

Russian companies are subject to a broad range of taxes imposed at the federal, regional and local levels, including but not limited to value added tax, excise duties, profit tax, payroll-related taxes, property taxes, taxes or other liabilities related to transfer pricing and other taxes. Russia’s federal and local tax laws and regulations are subject to frequent change, varying interpretations and inconsistent or unclear enforcement. It is not uncommon for differing opinions regarding legal interpretation to exist both between companies subject to such taxes and the ministries and organizations of the Russian government and between different branches of the Russian government such as the Federal Tax Service and its various local tax inspectorates, resulting in uncertainties and areas of conflict. Tax declarations are subject to review and investigation by a number of tax authorities, which are enabled by law to impose penalties and interest charges. The fact that a tax declaration has been audited by tax authorities does not bar that declaration, or any other tax declaration applicable to that year, from a further tax review by a superior tax authority during a three-year period. As previous audits do not exclude subsequent claims relating to the audited period, the statute of limitations is not entirely effective. In some instances, even though it may potentially be considered unconstitutional, Russian tax authorities have applied certain taxes retroactively. Within the past few years the Russian tax authorities appear to be taking a more aggressive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. In addition, our Russian business is and will be subject to periodic tax inspections that may result in tax assessments and additional amounts owed by us for prior tax periods. Uncertainty relating to Russian transfer pricing rules could lead tax authorities to impose significant additional tax liabilities as a result of transfer pricing adjustments or other similar claims, and could have a material adverse effect on our Russian business and our company.

Risks Relating to Our Indebtedness

We require a significant amount of cash to make payments on our senior secured notes and to service our other obligations.

Our ability to finance our debt depends on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors discussed in these “Risk factors.”

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due or to fund our other financing needs.

Our indebtedness under the senior secured notes, convertible senior notes, other credit facilities and capital leases as of March 31, 2009 amounted to $842.1 million, which includes $5.1 million of accrued interest on our senior secured notes and our convertible senior notes. In addition, Russian Alcohol as of March 31, 2009 has approximately $154 million in outstanding net indebtedness, which under the terms of our current indebtedness would have to be refinanced when we acquire control of Russian Alcohol in 2011.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including our senior secured notes, on or before maturity.

        The above factors all contain an inherent risk regarding our ability to execute them. Additionally, our senior secured notes and covenants made in connection therewith may limit our ability to borrow additional funds or increase the cost of any such borrowing. In addition, under the terms of the agreements relating to our acquisition of Russian Alcohol, we have granted Lion Capital rights over the equity of Russian Alcohol as security against any default on our payment obligations to Lion Capital, including remaining aggregate cash payments of approximately $233.5 million (excluding fixed earnout and conversion payments) and €210.4 million payable by us over the period from 2009 to 2013, subject to adjustments based on the price of our common stock or in the event of early payment. Under the terms of our agreements relating to our acquisition of Whitehall, we are also required to pay Barclays Wealth Trustees (Jersey) Limited an additional cash payment on September 15, 2009 in the amount of €8,303,630 and we currently owe a payment in the amount of €8,000,000, that was due on June 15, 2009, plus interest accrued thereon from and after May 23, 2009 at an annual interest rate of 10% accruing daily based on a 365-day year. In addition, under the terms of our agreements relating to our acquisition of Parliament, we are obligated to deliver remaining consideration of $9,700,000 to White Horse Intervest Limited upon the consummation of certain reorganization transactions specified in our agreements.

Furthermore, recent significant changes in market liquidity conditions resulting in a tightening in the credit markets and a reduction in the availability of debt and equity capital could impact our access to funding and our related funding costs, which could materially and adversely affect our ability to obtain and manage liquidity, to obtain additional capital and to restructure or refinance any of our existing debt.

We are subject to restrictive debt covenants.

The indenture governing our senior secured notes and the agreements governing our senior credit facilities contain, and other financing arrangements we enter into in the future may contain, provisions that limit our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business. These restrictions could limit our ability to engage in activities that may be in our long-term best interests.

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The sale price for our common stock has varied between a high of $77.48 and a low of $5.97 in the twelve month period ended June 30, 2009. This volatility may affect the price at which you could sell the common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” and in the documents we have incorporated by reference into this prospectus; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact its price. As of June 30, 2009, we had outstanding 49,220,127 shares of our common stock and options to purchase approximately 1,521,125 shares of our common stock (of which approximately 1,089,550 were exercisable as of that date). We also had outstanding approximately 80,398 restricted stock units as of June 30, 2009, 1,700 of which were exercisable. As a result of our acquisition of Botapol Holding B.V., which we completed on August 17, 2005, Takirra Investment Corporation N.V. as of June 30, 2009 owned a total of 2,537,128 shares or 5.15% of our common stock outstanding. Takirra Investment Corporation N.V. has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. We have filed a registration statement relating to these shares with the SEC. Pursuant to that registration statement, Takirra Investment Corporation N.V. will be able to sell its shares to the public in the United States.

Further, as a result of our acquisition of 85% of the share capital of Copecresto Enterprises Limited, which we completed on March 13, 2008, White Horse Intervest Limited as of June 30, 2009 owned a total of 2,238,806 shares or 4.5% of our common stock outstanding. White Horse Intervest Limited has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. As a result of our acquisition of 50% minus one vote of the voting power, and 80% of the economic interests, in Whitehall, which we completed in stages on May 23, 2008 and February 24, 2009, Mark Kaoufman owns a total of 2,931,248 shares of our common stock. After the sale of any shares of common stock owned by Mr. Kaoufman as the selling stockholder in this offering, we will file a registration statement covering any remaining shares owned by Mr. Kaoufman.

        Finally, in connection with the Russian Alcohol acquisition, we have agreed to pay Lion Capital certain amounts of our common stock over the period from 2009 to 2013. We also have the option to pay certain cash obligations to Lion Capital in the form of our common stock. In 2009, $17.15 million in shares of our common stock and an additional one million shares of our common stock will be paid to Lion Capital. In 2010, we will issue 1.575 million shares of our common stock to Lion Capital and, from 2010 to 2013, we have the option to pay in the form of our common stock up to $50 million of the aggregate cash consideration due from us to Lion Capital over that period. In addition, in 2012 we will issue an additional 751,852 shares of our common stock to affiliates of Lion Capital. These obligations to Lion Capital are subject to adjustments based on the price of our common stock, or in the event of early payment. We will also issue to certain affiliates of Lion Capital warrants over 1,490,550 shares of our common stock exercisable on May 31, 2011 at a strike price of $22.11, 300,000 shares of our common stock exercisable on July 31, 2012 at a strike price of $26, and 1,803,813 shares of our common stock exercisable on May 31, 2013 at a strike price of $26. The gain on the warrants can be settled in cash or on a net share basis at our election. We have also granted Lion Capital and its affiliates certain registration rights over the shares of our common stock paid to them in connection with the Russian Alcohol acquisition. Although there are certain limitations on the number of shares that Lion can sell in a given day and we expect the majority of shares held by Mr. Kaoufman to be sold as part of this offering, if any of the foregoing were to sell a large number of their shares in a short period of time, the market price of our common stock could decline. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Delaware law and provisions in our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock. See “Description of capital stock.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in Poland, Russia and Hungary. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States, and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland or Russia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Christopher Biedermann
Christopher Biedermann Vice President and Chief Financial Officer

Date: July 13, 2009